UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2008

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 5, 2008, AGL Resources Inc. (“AGL”) announced that Kevin P. Madden would retire as Executive Vice President, External Affairs, effective as of March 1, 2009 (the “Retirement Date”).   On March 4, 2009, AGL and Mr. Madden entered into a retirement agreement (the “Enhanced Retirement Agreement”).  The Enhanced Retirement Agreement provides that AGL will pay Mr. Madden a one-time lump sum payment, in the amount of $208,000, which represents an additional amount Mr. Madden would have been entitled to if he had accrued approximately 3 additional years of age and approximately 2.5 additional years of credited service under AGL’s defined benefit pension plans.  The Enhanced Retirement Agreement also provides that Mr. Madden’s vested stock options which, as of the Retirement Date, have an exercise price that exceeds the fair market value of a share of our common stock on such date (underwater options) will remain exercisable for three years following the Retirement Date (rather than the one year period provided under the terms of our option plans).  In addition, Mr. Madden will provide consulting services to AGL until December 31, 2009, principally from the Washington D.C. area.  Total payments for the consulting services will be $143,800. The Enhanced Retirement Agreement provides that AGL will reimburse Mr. Madden for actual relocation costs incurred to relocate to Washington D.C., in the amount of $20,022.   The Enhanced Retirement Agreement contains restrictive covenants that include non-solicitation of AGL customers and non-recruitment of AGL employees.  The terms of the Enhanced Retirement Agreement are qualified in their entirety by reference to the Enhanced Retirement Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 9.01                      Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

10.1	Retirement Enhancement Agreement, dated March 4, 2009, between Kevin P. Madden and AGL Resources Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: March 9, 2009	/s/ Paul R. Shlanta
Paul R. Shlanta Executive Vice President and General Counsel and Chief Ethics and Compliance Officer

Exhibit Index

Exhibit No.	Description

10.1	Retirement Enhancement Agreement, dated March 4, 2009, between Kevin P. Madden and AGL Resources Inc.